EXHIBIT 1

LETTER OF UNDERTAKING

March 29, 2012

TELECOM ITALIA S.p.A.
Piazza Affari, 2
Milano, Italy
Attn.: Head of Administration, Finance & Control
and International Development

TELECOM ITALIA INTERNATIONAL N.V.
Atrium 3111
Amsterdam, The Netherlands
Attn.: Chief Executive Officer

W DE ARGENTINA – INVERSIONES, S.L.
LOS W S.A.
Daniel Werthein
Adrián Werthein
Gerardo Werthein
Darío Werthein
Av. Madero 900, Buenos Aires, Argentina
Attn.: Mr. Gerardo Werthein

Dear Sirs,

We make reference to the 2010 Amended and Restated Shareholders’ Agreement entered into on August 5th, 2010, by and among Telecom Italia S.p.A., Telecom Italia International N.V., on the one hand, and W de Argentina – Inversiones S.L., Los W S.A., Messrs. Daniel Werthein, Adrián Werthein, Gerardo Werthein and Darío Werthein, among others (as amended on October 13th, 2010 and March 9th, 2011, the “Shareholders Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Shareholders Agreement.

1.-           Inversiones Milano S.A., being renamed Tierra Argentea S.A. (“Tierra Argentea S.A.” or “New Shareholder”), is a sociedad anónima organized and existing in accordance with the laws of the Republic of Argentina. The capital stock of the New Shareholder is held 90% by TII and 10% by TI. The New Shareholder has recently become a holder of ordinary shares of TA and class B preferred shares of Nortel (collectively, the “New Shareholder’s Shares”). The New Shareholder represents and warrants that it is fully aware of the terms and conditions of the Shareholders Agreement and, in order to confirm the coherence of the exercise of its voting rights with respect to the New Shareholders’ Shares with Section 17.1 of the Shareholders Agreement, it hereby assumes the undertaking hereunder.

2.-           For so long as TI or TII Controls the New Shareholder, the New Shareholder hereby irrevocably and unconditionally undertakes that, in the event it decides to attend the ordinary or extraordinary shareholders’ meeting of TA or Nortel (if applicable), it will exercise its voting rights as holder of the New Shareholder’s Shares, in coherence with the exercise by TI and TII of their own voting rights as shareholders of the Company and indirect shareholders of Nortel, TA, TP and any other Subsidiary. Additionally, the New Shareholder undertakes to comply with Article 17.1 of the Shareholders Agreement as if it were a “Party” thereof.

3.-           The New Shareholder also undertakes to promptly notify in writing to the Parties the occurrence of any change of Control over its share capital.

4.-           The New Shareholder confirms that its address for serving notices in connection herewith is: Av. Madero 900, 26th floor, Buenos Aires, Argentina, Facsimile: +54 11 4319 9612 (Attn.: Presidente del Directorio).

5.-           This undertaking shall become effective upon acceptance in writing by all the Parties and shall remain in full force and effect until the earliest of following events (i) the acquisition by a third party, who is not directly or indirectly Controlled by TI or TII, of the Control of the New Shareholder; (ii) Telefonica S.A. cease to directly or indirectly hold, at the same time, its controlled companies in Argentina and an interest in TI with governance rights similar to those it is currently entitled; or (iii) the elapse or termination for any reason whatsoever of the Shareholders Agreement.

6.-           Sections 14, 19, 20, 21, 22, 23, 24, 25 and 26 of the Shareholders Agreement shall apply to this undertaking mutatis mutandis, it being understood that any reference therein to the “Agreement” shall be interpreted for purposes hereof as referring to this undertaking letter.

Sincerely yours,

Inversiones Milano S.A. (being renamed Tierra Argentea S.A.)

Name:
Title: Presidente del Directorio

ACKNOWLEDGED AND ACCEPTED ON MARCH 29, 2012 BY :

Telecom Italia S.p.A.	Telecom Italia International N.V.
Name:	Name:
Title:	Title:

W de Argentina – Inversiones S.L.	Los W S.A.
Name:	Name:
Title:	Title:

Daniel Werthein	Adrián Werthein

Gerardo Werthein	Darío Werthein